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                                                                    EXHIBIT 99.1

      Distribution and Retailing
[LOGO OF SUPERVALU]
      PO Box 990
      Minneapolis, MN 55440
      612 828 4429

                                 News Release


FOR IMMEDIATE RELEASE
                                      CONTACT:  Yolanda Scharton (investors)
                                                        PHONE:  952-828-4540
                                      EMAIL:  yolanda.scharton@supervalu.com

                                                CONTACT: Rita Simmer (media)
                                                         PHONE: 952-828-4429
                                            EMAIL: rita.simmer@supervalu.com




             SUPERVALU CEASES PARTICIPATION IN KMART BIDDING PROCESS

MINNEAPOLIS, MN - January 19, 2001 - SUPERVALU INC. (NYSE: SVU) today announced that it has ceased participating in the bidding process for Kmart's consolidated grocery distribution business. "We were aggressive in pursuing the business but it recently became clear that what Kmart required of us would not result in an agreement that would be fair or make economic sense to SUPERVALU, our other customers and our shareholders," said Jeff Noddle, SUPERVALU president and chief operating officer.

Noddle added, "While our current regional Kmart business is profitable, the new national agreement would require us to reduce our margins to unacceptable levels. As we previously disclosed, minimal capital investment was made to satisfy the requirements of the current Kmart business."

The Company said that it will provide additional information regarding the financial impact of the decision within the next several days.
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SUPERVALU is the largest distributor of food products to grocery retailers in the country. Through its network of 36 distribution centers, SUPERVALU provides comprehensive logistics capability in the areas of procurement, distribution and replenishment. Backed by $40 billion in purchasing power and a best practice philosophy, SUPERVALU consistently provides value to its customers in the areas of activity-based costing, cross-dock capability, on-time delivery, product selection, and exceptional 24 by 7 service. Currently in test, SV Harbor, SUPERVALU's new web-based ordering system offers enhanced flexibility and supply chain benefits.

SUPERVALU is the tenth largest supermarket retailer in the country. SUPERVALU operates a total of 1,168 stores including licensed locations. SUPERVALU operates 205 price superstores under the Cub Foods, Shop `n Save, Shoppers Food Warehouse, Metro and bigg's banners; 879 limited assortment stores, including 711 licensed locations that operate under the Save-A-Lot banner; and 84 other supermarkets, including Farm Fresh, Laneco, Scott's Foods, and Hornbachers stores.

Forward-looking statements in this news release, if any, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. SUPERVALU does not undertake to update forward looking statements made in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward looking statements. Certain important factors could cause results to differ materially from those anticipated by the forward-looking statements, including the impact of changing economic or business conditions, the impact of competition, the nature and extent of the consolidation of the retail food and food distribution industries, the ability to attract and retain customers for the company's food distribution operations and to control food distribution costs, the ability of SUPERVALU to assimilate acquired entities, the availability of favorable credit and trade terms, food price changes, other risk factors inherent in the food wholesaling and retail businesses and other factors discussed from time to time in reports filed by the company with the Securities and Exchange Commission.

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